Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO GLOBAL COMMUNICATIONS ANNOUNCES LEADERSHIP CHANGES

Reston, VA., (Business Wire) December 8, 2009 – ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) (“ICO Global” or the “Company”) announced today that Benjamin G. Wolff has been appointed Chairman of the Board of Directors of the Company effective immediately, and Chief Executive Officer effective December 31, 2009. Michael P. Corkery, the Company’s acting Chief Executive Officer and Executive Vice President, Chief Financial Officer, has resigned from all positions with the Company and its subsidiaries, effective December 31, 2009, in order to pursue another career opportunity. Craig O. McCaw, the Company’s former Chairman, will remain on the Board of Directors.

Mr. Wolff is expected to serve as the Chief Executive Officer on an interim basis while the Company conducts a search for a permanent Chief Executive Officer. Mr. Wolff served as a Director of the Company from September 2005 until December 2008, and has served as Chairman of the Company’s subsidiary, DBSD North America, Inc., since December 2008.  Mr. Wolff currently serves as Co-Founder and Co-Chairman of Clearwire Corporation (NASDAQ: CLWR), and served as Clearwire’s Chief Executive Officer until March, 2009. Mr. Wolff also serves as the President of the Eagle River group of investment companies and is a member of the Board of Directors and Executive Committee of CTIA – The Wireless Association.

“We are grateful for Mike’s service to ICO Global as both chief financial officer and acting chief executive officer and wish him well in his new endeavor,” commented Craig McCaw. “Ben Wolff’s past involvement with the Company will ensure continuity in leadership as ICO Global continues to move forward.”

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities.  ICO’s satellites are capable of supporting wireless voice, data, and/or Internet services on mobile and portable devices.  ICO is based in Reston, Virginia.

Contact:

Christopher Doherty
ICO Global Communications
703-964-1414
christopher.doherty@ico.com

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